Exhibit 10.36

WELLS FARGO	REVOLVING LINE OF CREDIT NOTE

$7,500,000.00	San Jose, California March 11, 2009

FOR VALUE RECEIVED, the undersigned Magma Design Automation, Inc. (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at Santa Clara Valley RCBO, 121 Park Center Plaza, 2nd Floor, San Jose, CA 95113, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of $7,500,000.00, or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

1. DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

1.1 “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

1.2 “Fixed Rate Term” means a period commencing on a Business Day and continuing for 1 month, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than $100,000.00; and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

1.3 “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) determined by dividing Base LIBOR by a percentage equal to 100% less any LIBOR Reserve Percentage.

(a) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(b) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

1.4 “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

2. INTEREST:

2.1 Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (a) at a fluctuating rate per annum 3.50000% above the Prime Rate in effect from time to time, or (b) at a fixed rate per annum determined by Bank to be 3.50000% above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection option selected hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

2.2 Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (a) the interest rate option selected by Borrower; (b) the principal amount subject thereto; and (c) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (i) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than 3 Business Days after such notice is given, and (ii) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at it’s sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

2.3 Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (a) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (b) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

2.4 Payment of Interest. Interest accrued on this Note shall be payable on the last day of each month, commencing March 31, 2009.

2.5 Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to 4% above the rate of interest from time to time applicable to this Note.

3. BORROWING AND REPAYMENT:

3.1 Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of the Credit Agreement between Borrower and Bank defined below; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on December 31, 2009.

3.2 Advances. Advances hereunder, to the total amount of the principal sum available hereunder, may be made by the holder at the oral or written request of (a) Peter Teshima or Greg S. Wagenhoffer, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (b) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

3.3 Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

4. PREPAYMENT:

4.1 Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

4.2 LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of $100,000.00; provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month-in-which such Fixed Rate Term matures, calculated as follows for each such month:

(a) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(b) Subtract from the amount determined in (a) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(c) If the result obtained in (b) for any month is greater than zero, discount that difference by LIBOR used in (b) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum 2.000% above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

5. EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of October 31, 2008, as amended from time to time (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

6. MISCELLANEOUS:

6.1 Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

6.2 Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

6.3 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF the undersigned has executed this Note as of the date first written above.

Magma Design Automation, Inc.

By:	/s/ Peter Teshima
Peter Teshima, Chief Financial Officer

By:	/s/ Roy Jewell
Roy Jewell, President

WELLS FARGO	REVOLVING LINE OF CREDIT NOTE

$7,500,000.00	San Jose, California March 11, 2009

FOR VALUE RECEIVED, the undersigned Magma Design Automation, Inc. (“Borrower”) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) at its office at Santa Clara Valley RCBO, 121 Park Center Plaza, 2nd Floor, San Jose, CA 95113, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of $7,500,000.00, or so much thereof as may be advanced and be outstanding, with interest thereon, to be computed on each advance from the date of its disbursement as set forth herein.

1. DEFINITIONS:

As used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Note shall have the meaning set forth at the place defined:

1.1 “Business Day” means any day except a Saturday, Sunday or any other day on which commercial banks in California are authorized or required by law to close.

1.2 “Fixed Rate Term” means a period commencing on a Business Day and continuing for 1 month, as designated by Borrower, during which all or a portion of the outstanding principal balance of this Note bears interest determined in relation to LIBOR; provided however, that no Fixed Rate Term may be selected for a principal amount less than $100,000.00; and provided further, that no Fixed Rate Term shall extend beyond the scheduled maturity date hereof. If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

1.3 “LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) determined by dividing Base LIBOR by a percentage equal to 100% less any LIBOR Reserve Percentage.

(a) “Base LIBOR” means the rate per annum for United States dollar deposits quoted by Bank as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(b) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable Fixed Rate Term.

1.4 “Prime Rate” means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

2. INTEREST:

2.1 Interest. The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) either (a) at a fluctuating rate per annum 1.50000% above the Prime Rate in effect from time to time, or (b) at a fixed rate per annum determined by Bank to be 1.50000% above LIBOR in effect on the first day of the applicable Fixed Rate Term. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank. With respect to each LIBOR selection option selected hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to this Note, which notations shall be prima facie evidence of the accuracy of the information noted.

2.2 Selection of Interest Rate Options. At any time any portion of this Note bears interest determined in relation to LIBOR, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest determined in relation to the Prime Rate or to LIBOR for a new Fixed Rate Term designated by Borrower. At any time any portion of this Note bears interest determined in relation to the Prime Rate, Borrower may convert all or a portion thereof so that it bears interest determined in relation to LIBOR for a Fixed Rate Term designated by Borrower. At such time as Borrower requests an advance hereunder or wishes to select a LIBOR option for all or a portion of the outstanding principal balance hereof, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying: (a) the interest rate option selected by Borrower; (b) the principal amount subject thereto; and (c) for each LIBOR selection, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each LIBOR selection, (i) if requested by Bank, Borrower provides to Bank written confirmation thereof not later than 3 Business Days after such notice is given, and (ii) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at it’s sole option but without obligation to do so, accepts Borrower’s notice and quotes a fixed rate to Borrower. If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate. If no specific designation of interest is made at the time any advance is requested hereunder or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a Prime Rate interest selection for such advance or the principal amount to which such Fixed Rate Term applied.

2.3 Taxes and Regulatory Costs. Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, any and all (a) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (b) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR. In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

2.4 Payment of Interest. Interest accrued on this Note shall be payable on the last day of each month, commencing March 31, 2009.

2.5 Default Interest. From and after the maturity date of this Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to 4% above the rate of interest from time to time applicable to this Note.

3. BORROWING AND REPAYMENT:

3.1 Borrowing and Repayment. Borrower may from time to time during the term of this Note borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions of this Note and of the Credit Agreement between Borrower and Bank defined below; provided however, that the total outstanding borrowings under this Note shall not at any time exceed the principal amount stated above. The unpaid principal balance of this obligation at any time shall be the total amounts advanced hereunder by the holder hereof less the amount of principal payments made hereon by or for Borrower, which balance may be endorsed hereon from time to time by the holder. The outstanding principal balance of this Note shall be due and payable in full on December 31, 2009.

3.2 Advances. Advances hereunder, to the total amount of the principal sum available hereunder, may be made by the holder at the oral or written request of (a) Peter Teshima or Greg S. Wagenhoffer, any one acting alone, who are authorized to request advances and direct the disposition of any advances until written notice of the revocation of such authority is received by the holder at the office designated above, or (b) any person, with respect to advances deposited to the credit of any deposit account of Borrower, which advances, when so deposited, shall be conclusively presumed to have been made to or for the benefit of Borrower regardless of the fact that persons other than those authorized to request advances may have authority to draw against such account. The holder shall have no obligation to determine whether any person requesting an advance is or has been authorized by Borrower.

3.3 Application of Payments. Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof. All payments credited to principal shall be applied first, to the outstanding principal balance of this Note which bears interest determined in relation to the Prime Rate, if any, and second, to the outstanding principal balance of this Note which bears interest determined in relation to LIBOR, with such payments applied to the oldest Fixed Rate Term first.

4. PREPAYMENT:

4.1 Prime Rate. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to the Prime Rate at any time, in any amount and without penalty.

4.2 LIBOR. Borrower may prepay principal on any portion of this Note which bears interest determined in relation to LIBOR at any time and in the minimum amount of $100,000.00; provided however, that if the outstanding principal balance of such portion of this Note is less than said amount, the minimum prepayment amount shall be the entire outstanding principal balance thereof. In consideration of Bank providing this prepayment option to Borrower, or if any such portion of this Note shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Fixed Rate Term matures, calculated as follows for each such month:

(a) Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the Fixed Rate Term applicable thereto.

(b) Subtract from the amount determined in (a) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Fixed Rate Term at LIBOR in effect on the date of prepayment for new loans made for such term and in a principal amount equal to the amount prepaid.

(c) If the result obtained in (b) for any month is greater than zero, discount that difference by LIBOR used in (b) above.

Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities. Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank. If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at a rate per annum 2.000% above the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed).

5. EVENTS OF DEFAULT:

This Note is made pursuant to and is subject to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of October 31, 2008, as amended from time to time (the “Credit Agreement”). Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an “Event of Default” under this Note.

6. MISCELLANEOUS:

6.1 Remedies. Upon the occurrence of any Event of Default, the holder of this Note, at the holder’s option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower, and the obligation, if any, of the holder to extend any further credit hereunder shall immediately cease and terminate. Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of the holder’s in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder’s rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

6.2 Obligations Joint and Several. Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

6.3 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

Magma Design Automation, Inc.

By:	/s/ Peter Teshima
Peter Teshima, Chief Financial Officer

By:	/s/ Roy Jewell
Roy Jewell, President

WELLS FARGO	SECURITY AGREEMENT SPECIFIC RIGHTS TO PAYMENT

1. GRANT OF SECURITY INTEREST. For valuable consideration, the undersigned Magma Design Automation, Inc., or any of them (“Debtor”), hereby grants and transfers to WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) a security interest in the following accounts, deposit accounts, chattel paper (whether electronic or tangible), instruments, promissory notes, documents, general intangibles, payment intangibles, software, letter of credit rights, health-care insurance receivables and other rights to payment (collectively called “Collateral”):

All funds, including both principal and interest, evidenced by Wells Fargo Bank certificate of deposit #6834998673, dated November 21, 2008, in the amount of $7,500,000.00, and all renewals thereof, whether or not any such renewal is evidenced by a certificate of deposit and all renewals thereof, including all securities, guaranties, warranties, indemnity agreements, insurance policies, supporting obligations and other agreements pertaining to the same or the property described therein, together with whatever is receivable or received when any of the Collateral or proceeds thereof are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including without limitation, all rights to payment, including returned premiums, with respect to any insurance relating to any of the foregoing, and all rights to payment with respect to any claim or cause of action affecting or relating to any of the foregoing (hereinafter called “Proceeds”).

2. OBLIGATIONS SECURED. The obligations secured hereby are the payment and performance of: (a) all present and future Indebtedness of Debtor to Bank; (b) all obligations of Debtor and rights of Bank under this Agreement; and (c) all present and future obligations of Debtor to Bank of other kinds. The word “Indebtedness” is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of Debtor, or any of them, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement, and whether Debtor may be liable individually or jointly, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

3. TERMINATION. This Agreement will terminate upon the performance of all obligations of Debtor to Bank, including without limitation, the payment of all Indebtedness of Debtor to Bank, and the termination of all commitments of Bank to extend credit to Debtor, existing at the time Bank receives written notice from Debtor of the termination of this Agreement.

4. OBLIGATIONS OF BANK. Bank has no obligation to make any loans hereunder. Any money received by Bank in respect of the Collateral may be deposited, at Bank’s option, into a non-interest bearing account over which Debtor shall have no control, and the same shall, for all purposes, be deemed Collateral hereunder.

5. REPRESENTATIONS AND WARRANTIES. Debtor represents and warrants to Bank that: (a) Debtor’s legal name is exactly as set forth on the first page of this Agreement, and all of Debtor’s organizational documents or agreements delivered to Bank are complete and accurate in every respect; (b) Debtor is the owner and has possession or control of the Collateral and Proceeds; (c) Debtor has the exclusive right to grant a security interest in the Collateral and Proceeds; (d) all Collateral and Proceeds are genuine, free from liens, adverse claims, setoffs, default, prepayment, defenses and conditions precedent of any kind or character, except the lien created hereby or as otherwise agreed to by Bank, or heretofore disclosed by Debtor to Bank, in writing; (e) all statements contained herein and, where applicable, in the Collateral are true and complete in all material respects; (f) no financing statement covering any of the Collateral or Proceeds, and naming any secured party other than Bank, is on file in any public office; (g) all persons appearing to be obligated on Collateral and Proceeds have authority and capacity to contract and are bound as they appear to be; (h) all property subject to chattel paper has been properly registered and filed in compliance with law and to perfect the interest of Debtor in such property; and (i) all Collateral and Proceeds comply with all applicable laws concerning form, content and manner of preparation and execution, including where applicable Federal Reserve Regulation Z and any State consumer credit laws.

6. COVENANTS OF DEBTOR.

6.1 Debtor Agrees in general: (a) to pay Indebtedness secured hereby when due; (b) to indemnify Bank against all losses, claims, demands, liabilities and expenses of every kind caused by property subject hereto; (c) to permit Bank to exercise its powers; (d) to execute and deliver such documents as Bank deems necessary to create, perfect and continue the security interests contemplated hereby; (e) not to change its name, and as applicable, its chief executive office, its principal residence or the jurisdiction in which it is organized and/or registered without giving Bank prior written notice thereof; (f) not to change the places where Debtor keeps any Collateral or Debtor’s records concerning the Collateral and Proceeds without giving Bank prior written notice of the address to which Debtor is moving same; and (g) to cooperate with Bank in perfecting all security interests granted herein and in obtaining such agreements from third parties as Bank deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of its rights hereunder.

6.2 Debtor agrees with regard to the Collateral and Proceeds, unless Bank agrees otherwise in writing: (a) that Bank is authorized to file financing statements in the name of Debtor to perfect Bank’s security interest in Collateral and Proceeds; (b) where applicable, to insure the Collateral with Bank named as loss payee, in form, substance and amounts, under agreements, against risks and liabilities, and with insurance companies satisfactory to Bank; (c) not to permit any security interest in or lien on the Collateral or Proceeds, except in favor of Bank; (d) not to sell, hypothecate or otherwise dispose of, nor permit the transfer by operation of law of, any of the Collateral or Proceeds or any interest therein, nor withdraw any funds from any deposit account pledged to Bank hereunder; (e) to keep, in accordance with generally accepted accounting principles, complete and accurate records regarding all Collateral and Proceeds, and to permit Bank to inspect the same and make copies thereof at any reasonable time; (f) if requested by Bank, to receive and use reasonable diligence to collect Proceeds, in trust and as the property of Bank, and to immediately endorse as appropriate and deliver such Proceeds to Bank daily in the exact form in which they are received together with a collection report in form satisfactory to Bank; (g) not to commingle Collateral or Proceeds, or collections thereunder, with other property; (h) in the event Bank elects to receive payments of Collateral or Proceeds hereunder, to pay all expenses incurred by Bank in connection therewith, including expenses of accounting, correspondence, collection efforts, reporting to account or contract debtors, filing, recording, record keeping and expenses incidental thereto; and (i) to provide any service and do any other acts which may be necessary to keep all Collateral and Proceeds free and clear of all defenses, rights of offset and counterclaims.

7. POWERS OF BANK. Debtor appoints Bank its true attorney-in-fact to perform any of the following powers, which are coupled with an interest, are irrevocable until termination of this Agreement and may be exercised from time to time by Bank’s officers and employees, or any of them, whether or not Debtor is in default: (a) to perform any obligation of Debtor hereunder in Debtor’s name or otherwise; (b) to give notice to account debtors or others of Bank’s rights in the Collateral and Proceeds, to enforce or forebear from enforcing the same and make extension or modification agreements with respect thereto; (c) to release persons liable on Collateral or Proceeds and to give receipts and acquittances and compromise disputes in connection therewith; (d) to release or substitute security; (e) to resort to security in any order; (f) to prepare, execute, file, record or deliver notes, assignments, schedules, designation statements, financing statements, continuation statements, termination statements, statements of assignment, applications for registration or like papers to perfect, preserve or release Bank’s interest in the Collateral and Proceeds; (g) to receive, open and read mail addressed to Debtor; (h) to take cash, instruments for the payment of money and other property to which Bank is entitled; (i) to verify facts concerning the Collateral and Proceeds by inquiry of obligors thereon, or otherwise, in its own name or a fictitious name; (j) to endorse, collect, deliver and receive payment under instruments for the payment of money constituting or relating to Proceeds; (k) to prepare, adjust, execute, deliver and receive payment under insurance claims, and to collect and receive payment of and endorse any instrument in payment of loss or returned premiums or any other insurance refund or return, and to apply such amounts received by Bank, at Bank’s sole option, toward repayment of the Indebtedness; (I) to exercise all rights, powers and remedies which Debtor would have, but for this Agreement, with respect to all Collateral and Proceeds subject hereto; (m) to make withdrawals from and to close deposit accounts or other accounts with any financial institution, wherever located, into which Proceeds may have been deposited, and to apply funds so withdrawn to payment of the Indebtedness; (n) to preserve or release the interest evidenced by chattel paper to which Bank is entitled hereunder and to endorse and deliver any evidence of title incidental thereto; and (o) to do all acts and things and execute all documents in the name of Debtor or otherwise, deemed by Bank as necessary, proper and convenient in connection with the preservation, perfection or enforcement of its rights hereunder.

8. PAYMENT OF PREMIUMS, TAXES, CHARGES, LIENS AND ASSESSMENTS. Debtor agrees to pay, prior to delinquency, all insurance premiums, taxes, charges, liens and assessments against the Collateral and Proceeds, and upon the failure of Debtor to do so, Bank at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same. Any such payments made by Bank shall be obligations of Debtor to Bank, due and payable immediately upon demand, together with interest at a rate determined in accordance with the provisions of this Agreement, and shall be secured by the Collateral and Proceeds, subject to all terms and conditions of this Agreement.

9. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement: (a) any default in the payment or performance of any obligation, or any defined event of default, under (i) any contract or instrument evidencing any Indebtedness, or (ii) any other agreement between Debtor and Bank, including without limitation any loan agreement, relating to or executed in connection with any Indebtedness; (b) any representation or warranty made by Debtor herein shall prove to be incorrect, false or misleading in any material respect when made; (c) Debtor shall fail to observe or perform any obligation or agreement contained herein; (d) any impairment of the rights of Bank in any Collateral or Proceeds or any attachment or like levy on any property of Debtor; and (e) Bank, in good faith, believes any or all of the Collateral and/or Proceeds to be in danger of misuse, dissipation, commingling, loss, theft, damage or destruction, or otherwise in jeopardy or unsatisfactory in character or value.

10. REMEDIES. Upon the occurrence of any Event of Default, Bank shall have the right to declare immediately due and payable all or any Indebtedness secured hereby and to terminate any commitments to make loans or otherwise extend credit to Debtor. Bank shall have all other rights, powers, privileges and remedies granted to a secured party upon default under the California Uniform Commerical Code or otherwise provided by law, including without limitation, the right (a) to contact all persons obligated to Debtor on any Collateral or Proceeds and to instruct such persons to deliver all Collateral and/or Proceeds directly to Bank, and (b) to sell, lease, license or otherwise dispose of any or all Collateral. All rights, powers, privileges and remedies of Bank shall be cumulative. No delay, failure or discontinuance of Bank in exercising any right, power, privilege or remedy hereunder shall affect or operate as a waiver of such right, power, privilege or remedy; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. Any waiver, permit, consent or approval of any kind by Bank of any default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing. It is agreed that public or private sales or other dispositions, for cash or on credit, to a wholesaler or retailer or investor, or user of property of the types subject to this Agreement, or public auctions, are all commercially reasonable since differences in the prices generally realized in the different kinds of dispositions are ordinarily offset by the differences in the costs and credit risks of such dispositions.

While an Event of Default exists: (a) Debtor will deliver to Bank from time to time, as requested by Bank, current lists of all Collateral and Proceeds; (b) Debtor will not dispose of any Collateral or Proceeds except on terms approved by Bank; (c) Bank may, at any time and at Bank’s sole option, liquidate any time deposits pledged to Bank hereunder and apply the Proceeds thereof to payment of the Indebtedness, whether or not said time deposits have matured and notwithstanding the fact that such liquidation may give rise to penalties for early withdrawal of funds; and (d) at Bank’s request, Debtor will assemble and deliver all Collateral and Proceeds, and books and records pertaining thereto, to Bank at a reasonably convenient place designated by Bank. Debtor further agrees that Bank shall have no obligation to process or prepare any Collateral for sale or other disposition.

11. DISPOSITION OF COLLATERAL AND PROCEEDS; TRANSFER OF INDEBTEDNESS. In disposing of Collateral hereunder, Bank may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any disposition of any Collateral or Proceeds, or any part thereof, may be applied by Bank to the payment of expenses incurred by Bank in connection with the foregoing, including reasonable attorneys’ fees, and the balance of such proceeds may be applied by Bank toward the payment of the Indebtedness in such order of application as Bank may from time to time elect. Upon the transfer of all or any part of the Indebtedness, Bank may transfer all or any part of the Collateral or Proceeds and shall be fully discharged thereafter from all liability and responsibility with respect to any of the foregoing so transferred, and the transferee shall be vested with all rights and powers of Bank hereunder with respect to any of the foregoing so transferred; but with respect to any Collateral or Proceeds not so transferred Bank shall retain all rights, powers, privileges and remedies herein given.

12. STATUTE OF LIMITATIONS. Until all Indebtedness shall have been paid in full and all commitments by Bank to extend credit to Debtor have been terminated, the power of sale or other disposition and all other rights, powers, privileges and remedies granted to Bank hereunder shall continue to exist and may be exercised by Bank at any time and from time to time irrespective of the fact that the Indebtedness or any part thereof may have become barred by any statute of limitations, or that the personal liability of Debtor may have ceased, unless such liability shall have ceased due to the payment in full of all Indebtedness secured hereunder.

13. MISCELLANEOUS. When there is more than one Debtor named herein: (a) the word “Debtor” shall mean all or any one or more of them as the context requires; (b) the obligations of each Debtor hereunder are joint and several; and (c) until all indebtedness shall have been paid in full, no Debtor shall have any right of subrogation or contribution, and each Debtor hereby waives any benefit of or right to participate in any of the Collateral or Proceeds or any other security now or hereafter held by Bank. Debtor hereby waives any right to require Bank to (i) proceed against Debtor or any other person, (ii) marshal assets or proceed against or exhaust any security from Debtor or any other person, (iii) perform any obligation of Debtor with respect to any Collateral or Proceeds, and (d) make any presentment or demand, or give any notice of nonpayment or nonperformance, protest, notice of protest or notice of dishonor hereunder or in connection with any Collateral or Proceeds. Debtor further waives any right to direct the application of payments or security for any Indebtedness of Debtor or indebtedness of customers of Debtor.

14. NOTICES. All notices, requests and demands required under this Agreement must be in writing, addressed to Bank at the address specified in any other loan documents entered into between Debtor and Bank and to Debtor at the address of its chief executive office (or principal residence, if applicable) specified below or to such other address as any party may designate by written notice to each other party, and shall be deemed to have been given or made as follows: (a) if personally delivered, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or 3 days after deposit in the U. S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

15. COSTS, EXPENSES AND ATTORNEYS’ FEES. Debtor shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the perfection and preservation of the Collateral or Bank’s interest therein, and (b) the realization, enforcement and exercise of any right, power, privilege or remedy conferred by this Agreement, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Debtor or in any way affecting any of the Collateral or Bank’s ability to exercise any of its rights or remedies with respect thereto. All of the foregoing shall be paid by Debtor with interest from the date of demand until paid in full at a rate per annum equal to the greater of ten percent (10%) or Bank’s Prime Rate in effect from time to time.

16. SUCCESSORS; ASSIGNS; AMENDMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties, and may be amended or modified only in writing signed by Bank and Debtor.

17. OBLIGATIONS OF MARRIED PERSONS. Any married person who signs this Agreement as Debtor hereby expressly agrees that recourse may be had against his or her separate property for all his or her Indebtedness to Bank secured by the Collateral and Proceeds under this Agreement.

18. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

Debtor warrants that Debtor is an organization registered under the laws of Delaware.

Debtor warrants that its chief executive office (or principal residence, if applicable) is located at the following address: 1650 Technology Dr, San Jose, CA 95110

IN WITNESS WHEREOF, this Agreement has been duly executed as of March 11, 2009.

Magma Design Automation, Inc.

By:	/s/ Peter Teshima
Peter Teshima, Chief Financial Officer

By:	/s/ Roy Jewell
Roy Jewell, President

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of March 11, 2009, by and between MAGMA DESIGN AUTOMATION, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of October 31, 2008, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. Section 1.1. (a) is hereby amended by deleting “Fifteen Million Dollars ($15,000,000.00)” as the maximum principal amount available under the Line of Credit, and by substituting for said amount “Seven Million Five Hundred Thousand Dollars ($7,500,000.00),” with such change to be effective upon the execution and delivery to Bank of a promissory note dated as of March 11, 2009 (which promissory note shall replace and be deemed the Line of Credit Note defined in and made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.

2. The first sentence of Section 1.1. (b) is hereby deleted in its entirety, and the following substituted therefor:

“Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of eighty percent (80%) of Borrower’s eligible accounts receivable (the “Borrowing Base”) plus an additional amount not to exceed (i) $2,000,000.00 up to and including May 3, 2009, (ii) $1,000,000.00 from May 4, 2009 up to and including August 2, 2009 and (ii) zero thereafter.”

3. Section 1.1. (c) is hereby deleted in its entirety, and Section 1.1(d) is hereby renamed Section 1.1. (c).

4. The following is hereby added to the Credit Agreement as Section 1.1.1.:

“SECTION 1.1.1. LINE OF CREDIT B.

(a) Line of Credit B. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including December 31, 2009, not to exceed at any time the aggregate principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00) (“Line of Credit B”), the proceeds of which shall be used first, to refinance Borrower’s existing debt with Bank and second, for Borrower’s working capital requirements. Borrower’s obligation to repay advances under Line of Credit B shall be evidenced by a promissory note dated as of March 11, 2009 (“Line of Credit Note B”), all terms of which are incorporated herein by this reference.

(b) Letter of Credit Reserve. Two existing Letters of Credit numbered 584969 and 587968 for $200,000.00 and $1,500,000.00, respectively, have been previously issued by Bank and are deemed to have been issued under Line of Credit B. The undrawn amount of such Letters of Credit shall be reserved under Line of Credit B and shall not be available for borrowings thereunder. If Line of Credit B terminates for any reason prior to the expiration of any such Letters of Credit, Borrower shall pledge cash collateral maintained at Bank equal to 100% of the stated amount of each such outstanding Letter of Credit. Each Letter of Credit is subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents that were or may be required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under Line of Credit B and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under Line of Credit B are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under Line of Credit B. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(c) Borrowing and Repayment. Borrower may from time to time during the term of Line of Credit B borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in Line of Credit Note B; provided however, that the total outstanding borrowings under Line of Credit B shall not at any time exceed the maximum principal amount available thereunder, as set forth above.”

5. Section 1.4 is hereby amended by deleting the second paragraph thereof without substitution.

6. Sections 4.3. (c) and (d) are hereby deleted in their entirety, and the following substituted therefor:

“(c) not later than 15 days after and as of the end of each calendar month, a financial statement of Borrower, prepared by Borrower, to include balance sheet;

(d) not later than 15 days after and as of the end of each calendar month, a detailed aged listing of accounts receivable and accounts payable, by invoice date and due date, with Borrowing Base Certificate (“BBC”). The BBC shall include schedule of memo items showing disbursements to accounts receivable account debtors;”

(e) not later than 15 days after and as of the end of each fiscal year, a list of all names, addresses and phone numbers of all Borrower’s account debtors;

(f) from time to time such other information as Bank may reasonably request.”

7. Section 4.9. is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 4.9. FINANCIAL CONDITION. Maintain Borrower’s consolidated financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein) as per Exhibit A attached hereto and by reference made a part hereof.”

8. Section 5.1. is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof. Without limiting the foregoing, Borrower shall not use any proceeds extended hereunder to make any payment on any of Borrower’s convertible debt.”

9. In consideration of the changes set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $37,500.00.

10. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

11. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

MAGMA DESIGN AUTOMATION, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Peter Teshima	By:	/s/ Debra Bowman
	Peter Teshima Chief Financial Officer		Debra Bowman Vice President

By:	/s/ Roy Jewell
Roy Jewell President

EXHIBIT A

(a) Borrower shall maintain unrestricted liquid assets (“liquid assets” defined as cash and cash equivalents), on deposit with Bank, exclusive of those maintained to comply with 4.9(b)), not less than (i) $15,000,000.00 as of the end of the fourth fiscal quarter of year 2009 ending May 3, 2009, (ii) $14,000,000.00 as of the end of the first fiscal quarter of year 2010 ending August 2, 2009 and (iii) $13,000,000.00 thereafter.

(b) Borrower shall maintain liquid assets on deposit with Bank in a blocked account, in an amount at all times equal to or greater than the maximum commitment amount under Line of Credit B.

(c) Minimum fiscal-year-to-date bookings of not less than 85% of Borrower’s projected bookings for the applicable fiscal year-to-date period (based on projections dated February 25, 2009 delivered to Bank prior to the date hereof), to be (i) $26,350,000.00 as of the end of the fourth fiscal quarter of year 2009 ending May 3, 2009, (ii) $15,300,000.00 as of the end of the first fiscal quarter of year 2010 ending August 2, 2009 and (iii) $23,800,000.00 as of the end of the second fiscal quarter of year 2010 ending November 1, 2009.

(d) Non-GAAP Operating lncome/(Loss) in each fiscal quarter, determined as of the end of each of the following fiscal quarters of (i) not less than $1,800,000.00 as of the end of the fourth fiscal quarter of year 2009 ending May 3, 2009, (ii) not less than $2,200,000.00 as of the end of the first fiscal quarter of year 2010 ending August 2, 2009, and (iii) not less than $1,900,000.00 as of the end of the second fiscal quarter of year 2010 ending November 1, 2009. “Non-GAAP Operating Income” is defined as GAAP operating income less the following adjustments (only to the extent already included in GAAP operating income): (1) amortization of intangible assets; (2) amortization of developed technology; (3) in-process research and development charge; (4) stock-based compensation; (5) acquisition-related expenses (only if taken in the quarter of such acquisition), and (6) restructuring expenses related to headcount reduction of no greater than $3,000,000.00 for the fourth fiscal quarter of year 2009 ending May 3, 2009.